Mobix Labs and Peraso Enter Cooperative Discussions Toward a Potential Acquisition

November 3, 2025

IRVINE, Calif., Nov. 03, 2025 (GLOBE NEWSWIRE) -- Mobix Labs, Inc. (Nasdaq: MOBX), a rapidly growing fabless semiconductor and connectivity company serving the defense, aerospace, and high-reliability markets, today announced that it has entered into a mutual confidentiality agreement with Peraso, Inc. (Nasdaq: PRSO) to begin cooperative discussions toward a potential acquisition. The agreement creates a structured and collaborative framework for the confidential exchange of information as the two companies explore a possible strategic combination. “This agreement marks an exciting new phase for both companies,” said Phil Sansone, chief executive officer of Mobix Labs. “We see tremendous potential in combining Peraso’s wireless expertise with our own high-reliability connectivity solutions to create a stronger, more diversified technology platform with global reach. This cooperative step replaces prior exploratory efforts with a friendly, aligned approach focused on growth and long-term value creation.”

Mobix Labs had previously made an unsolicited offer to acquire Peraso in June 2025. By entering into this new confidentiality agreement, the companies have chosen to move forward under a constructive and mutually beneficial framework designed to foster open collaboration and explore synergies that could accelerate innovation.

The company does not intend to provide further updates unless and until it determines additional disclosure is appropriate or required.

About Mobix Labs

Mobix Labs, Inc. (Nasdaq: MOBX) is a fabless semiconductor and connectivity company focused on defense, aerospace, and other high-reliability applications. The company’s portfolio includes RF, interconnect, and related solutions designed for performance and reliability. For more information, visit mobixlabs.com.

Forward-Looking Statements

This press release contains “forward-looking statements”. Forward-looking statements relate to expectations, beliefs, projections, plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “targets,” “predicts,” “potential,” “continue,” “outlook,” or the negative of these terms or other comparable terminology. These statements include, without limitation, statements regarding Mobix Labs’ proposal to acquire Peraso; the structure, timing, certainty and terms of any such transaction; Mobix Labs’ strategic rationale and objectives; expected benefits of a potential combination; the anticipated process and next steps (including any future tender offer or other transaction); and Mobix Labs’ plans, strategy, prospects and future performance.

Forward-looking statements are based on Mobix Labs’ current expectations, estimates, assumptions and projections and involve known and unknown risks, uncertainties and other factors—many of which are outside Mobix Labs’ control—that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: the possibility that discussions with Peraso may not result in any definitive agreement or transaction; the risk that any potential transaction, if agreed upon, may not be completed in a timely manner or at all; the ability of the companies to realize anticipated synergies or strategic benefits; general economic, market, or industry conditions; fluctuations in demand for semiconductor and connectivity products; changes in applicable laws and regulations; the occurrence of any event, change or other circumstance that could give rise to the termination of any potential transaction; litigation relating to any proposal or transaction; the reaction of customers, suppliers, business partners and employees to any proposal or transaction; integration risks and the ability to realize expected benefits and synergies on the expected timeline or at all; financing availability; cost and terms and market volatility that could affect Mobix Labs’ ability to obtain capital on acceptable terms; macroeconomic, industry and competitive conditions; changes in defense and communications spending; risks related to retention of key personnel; and other risks described in Mobix Labs’ filings with the U.S. Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statement speaks only as of the date it is made, and Mobix Labs undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any securities, a solicitation of any vote or approval, or an offer of any kind in any jurisdiction in which such offer, solicitation or sale would be unlawful. No tender offer has been commenced at this time. If Mobix Labs commences a tender offer for the shares of Peraso, Mobix Labs will file with the SEC a tender offer statement on Schedule TO, together with an offer to purchase, a letter of transmittal and related documents (collectively, the “Tender Offer Materials”). In addition, Peraso would be required to

file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to any tender offer that is commenced. Holders of Peraso securities are urged to read the Tender Offer Materials and the Schedule 14D-9, if and when they become available, because they will contain important information that investors should consider before making any decision regarding tendering their shares. If a transaction is structured as one requiring registration under the Securities Act, Mobix Labs would file a registration statement (including a prospectus) with the SEC, and Peraso may file a proxy statement or other relevant documents with the SEC in connection with seeking any required approvals. Investors and security holders will be able to obtain the foregoing documents (if and when available) free of charge at the SEC's website at www.sec.gov and from Mobix Labs' investor relations website.

Contacts

Media Contact:
Chris Lancaster
clancaster@mobixlabs.com

Investor Contact:
Ryan Battaglia
rbattaglia@mobixlabs.com